Exhibit 99.1

AAON ANNOUNCES INCREASE IN CASH DIVIDEND
AND CHARITABLE DONATION IN RECOGNITION
OF FOUNDER NORMAN H. ASBJORNSON

TULSA, OK, May 15, 2020 - AAON, Inc. (NASDAQ-AAON), today announced that its Board of Directors has declared a $0.03 increase in the Company’s regular semi-annual cash dividend, to $0.19 per share or $0.38 annually (an 18.75% increase from the previous $0.16 per share or $0.32 annually). The next cash dividend will be payable on July 1, 2020, to stockholders of record as of the close of business on June 3, 2020.

Gary D. Fields, President & CEO, stated, “We continually work to create meaningful value for our stockholders and are pleased our strong capital position allows us to do so through the increased cash dividend.”

The company also today announced that its Board of Directors has approved a $1.25 million donation to the Winifred Montana Public School District, to be utilized in connection with the construction of a new K-12 public school building in Winifred, Montana, the hometown of the company’s Founder and Executive Chairman, Norman H. Asbjornson.

Ken Lackey, Lead Independent Director, stated, “The tremendous success achieved by AAON since its inception is the direct result of the strategic vision of the company’s Founder and Executive Chairman, Norm Asbjornson. We are especially pleased to make this donation in recognition of Norm’s countless contributions to AAON as he transitions from CEO to Executive Chairman, and can think of no better way to honor his legacy than to give back directly to the community where Norm was raised, Winifred, Montana.”

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Jerry R. Levine
Phone: (914) 244-0292
Fax: (914) 244-0295
Email: jrladvisor@yahoo.com